                                                                      EXHIBIT 11

                          STATEMENT RE-COMPUTATION OF
                              PER SHARE EARNINGS


                                               March 31, 1995         March 31, 1994         March 31, 1993
                                               --------------         --------------         --------------
Primary Earnings Per Share:
Weighted average shares outstanding              13,374,301             13,355,416             13,268,564
                                                ===========            ===========            ===========


Net Income                                      $11,710,000(1)         $ 9,081,134            $ 6,281,773
                                                ===========            ===========            ===========

Earnings Per Share (2)                          $       .88            $       .68            $       .47
                                                ===========            ===========            ===========

Fully Diluted Earnings Per Share:
  Weighted average shares
    outstanding                                  13,374,301             13,355,416(3)          13,268,564(3)
  Convertible notes                               3,235,000

  Dilutive stock options -
    based on treasury
    stock method using
    the year-end market
    price, if higher than
    the average market price                        111,320                118,014                110,812
                                                -----------            -----------            -----------

Total Shares                                     16,720,621             13,473,430             13,379,376
                                                ===========            ===========            ===========

Net Income                                      $11,710,000            $ 9,081,134            $ 6,281,773
                                                ===========            ===========            ===========

Earnings Per Share                              $       .83            $       .67            $       .47
                                                ===========            ===========            ===========





(1) Adjusted for interest expense on 5 3/4% Convertible Subordinated Notes (the "Notes").

(2) Does not include dilutive effects of stock options due to immaterially.

(3) Assumed conversion of the Notes is antidilutive and thus not considered for the years ended March 31, 1994 and March 31, 1993.